UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2007

Commission File Number 000-51762

ALTERNATIVE ENERGY SOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-3038728 (I.R.S. Employer Identification Number)

310 West 20th Street, 2nd Floor, Kansas City, Missouri 64108
(816) 842-3835
(Address of principal executive offices and telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry in a Material Definitive Agreement

On November 9, 2007, the Company and a privately-held company (the “Potential Acquiror”) entered into a letter agreement to provide financial assurances to the Potential Acquiror for the time and expense incurred in evaluating a possible purchase of the Company. Under the terms of the letter agreement, the Company is free to pursue any strategic transaction including the sale of the Company to another acquiror but is required to pay the Potential Acquiror a fee of $500,000 (and reimburse its reasonable expenses up to $500,000) if, within one year, the Company enters into an agreement with respect to a change-of-control transaction with another acquiror. However, that fee would be payable only upon consummation of such a transaction.

This letter agreement is attached as Exhibit 10.1 and incorporated herein.

Item 8.01   Other Events

On November 9, 2007 the Company issued a press release to announce that the Company’s Board of Directors has formed a Special Committee comprised of W. Gordon Snyder and Douglas D. Wilner to explore and evaluate strategic alternatives aimed at enhancing shareholder value for the Company’s non-management stockholders. Strategic alternatives being considered include a possible sale of the Company. The Special Committee has retained the investment banking firm of Christenberry Collet & Company, Inc. to provide independent financial advisory services and has engaged Stinson Morrison Hecker LLP as independent legal counsel.

The press release is attached as Exhibit 99.1 and incorporated herein.

Item 9.01   Financial Statements and Exhibits

(d)

10.1	Letter Agreement with a Potential Acquiror dated November 9, 2007.
99.1	Press release of Alternative Energy Sources, Inc. dated November 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2007	ALTERNATIVE ENERGY SOURCES, INC.

	By:	/s/ Mark Beemer
Name: Mark Beemer
Title: Chief Executive Officer